Investor Presentation
June 2008

The Bottom Line
■ Since Footstar’s emergence from bankruptcy, the Board has delivered exceptional value to shareholders as evidenced by the 120% increase in stock price (including distributions paid).
■ The Footstar Board is committed to executing a prompt liquidation and wind down of Footstar.
■ Outpoint has not offered a plan that is different from the Board’s plan to liquidate and return money to stockholders. In fact, Outpoint has in the past been all over the map with other proposals.
■ Outpoint’s own statements, and the ideas that it has floated, suggest a lack of understanding of the Company which, the Footstar Board believes, will hinder and not help the prompt and efficient execution of the liquidation process.

Returning Value to
Shareholders
■ Kmart licensed footwear departments comprise substantially all sales and profits under an agreement scheduled to expire December 31, 2008.
■ February 2006: The new Board convened and commenced management of business with an eye on the likelihood of liquidation at the expiration of the Kmart agreement.
■ February 2006 - February 2007: The Board explored the extension of the Kmart agreement and other value enhancing opportunities including the potential sale of the Company.
■ February 2007: The Board determined the best course of action was to continue to operate under the
 Kmart agreement through the end of 2008 and immediately (and before ever receiving a letter or call from
 Outpoint) evaluate significant cash distributions, culminating in the March, 2007 declaration of a $5.00 per share distribution to stockholders, which was paid on April 30, 2007.
■ Pre-April 2008: The Board has consistently focused on preparing for the expiration of the Kmart agreement and maximize return to shareholders.
■ April 2008:
 ■ Footstar sells substantially all intellectual property to Kmart for $13 million, realizing significant value for these assets and enabling the Board to conclude that it had sufficient cash on hand to fund operations for the remainder of 2008 and to return $1.00 per share to stockholders in a special distribution.
 ■ Sale of other assets and resolution of liabilities and reduction of expenses also underway.

Returning Value to
Shareholders
■ May 2008: Footstar adopts and announces a Plan of Liquidation providing for the orderly liquidation of the Company.
 ■ The Plan provides for a series of cash distributions to stockholders generated from cash on hand, the sale of assets and the wind down of the business.
 ■ The Plan formalizes a process that the Board has been in the process of implementing prior to the Plan’s formal adoption.
■ 2009: A Plan of Dissolution (providing for the dissolution of the corporate entity) will be submitted to stockholders after the expiration of the Kmart agreement.
■ The Footstar Board and management are taking all the
 appropriate steps to wind down the business and maximize
 value for shareholders.

Record of Maximizing
Shareholder Value
■ The Footstar Board of Directors has consistently acted to maximize shareholder value and return cash to stockholders.
 ■ $6.00 of distributions per share since 2007.
 ■ 120% increase in stock price (including distributions paid) since Footstar emerged from bankruptcy in 2006.
 ■ Sale of intellectual property for $13 million.
 ■ Systematically reducing costs and expenses (including multiple major reductions in work force) and prudently managing the business.
 ■ Resolution of outstanding contingent liabilities including claims related to
 Adidas and an environmental site in Dover New Hampshire.
 ■ Such settlements will facilitate cash distributions to shareholders by freeing up cash that Footstar would have been required to otherwise hold back following the wind down of the Company until such claims were resolved.
 ■ Substantial anticipated severance savings due to the Board getting Kmart to agree to hire substantially all of our 1000+ store and district managers upon termination of the Kmart agreement at the end of 2008.

Footstar’s Nominees are the
Right Choice
■ Adam Finerman
 ■ Partner with the law firm of Olshan Grundman Frome Rosenzweig &
 Wolosky LLP.
 ■ Extensive practice in the areas of corporate law and corporate finance.
 ■ Counsels corporate clients and activist shareholders on corporate governance practices and related matters, SEC reporting requirements and other public company obligations.
 ■ Provides valuable guidance on the legal implications of the Board’s actions and will be of particular assistance as the Company embarks upon its wind down and dissolution process.
■ Gerald Kelly
 ■ 40 years of business experience.
 ■ Has held senior positions with Sears, Roebuck & Company, Payless
 Shoesource, Inc. and UAL Corporation, the parent of United Airlines.
 ■ Extensive experience with retail companies and his retail company judgment and expertise continues to be of high value to the Company and the other Board members.

Footstar’s Nominees are the
Right Choice
■ Adam Finerman and Gerald Kelly are members of the effective and productive
 Board that has maximized shareholder value and shareholder distributions.
■ The existing Board has extensive hands-on experience liquidating retail companies.
■ Each of the Board’s nominees has made, and will continue to make, important contributions to our business and brings specific skills and experience that benefit the Board.

Outpoint’s Nominees are the
Wrong Choice
■ Grayson and Prensky do not have relevant experience.
 ■ Mr. Grayson has no apparent retail operating experience or experience as a director of a public company.
 ■ Mr. Prensky has no apparent retail operating experience.
■ Outpoint has been all over the map.
 ■ In March 2007, Grayson privately urged the Company to consider continuing operations after the Kmart agreement expired, including by becoming a 'licensing' company--even though that would have been a movement into a new, unproven area that could have jeopardized shareholder value.
 ■ Now, Grayson publicly claims he is worried the Company won't liquidate and return cash to stockholders, even though the Board has announced a plan of liquidation, sold assets, reduced expenses and already returned $6 per share to stockholders.
 ■ Recently, Grayson privately urged the Company to pay a $3 distribution for
 2008, but now he publicly criticizes the fact the Company paid the $1 distribution.

Outpoint’s Nominees are the
Wrong Choice
■ Grayson's criticism of the $6 per share in distributions to stockholders shows a lack of understanding of financial basics and of retail company operations.
 ■ He claims that the $5 distribution put the Company in a ‘dangerous financial position’
 of having to borrow money to buy inventory. WRONG! Footstar's outside investment banker advised the Board on the size of the distribution, and Footstar was never in a
 'dangerous financial position' by paying its stockholders the $5 distribution. Maybe
 Outpoint is not truly serious about liquidating the Company and returning cash to shareholders.
 ■ He claims the Company had to reduce the size of its credit facility to pay the $1 distribution being paid on June 3, 2008. WRONG! Footstar had initiated discussions to reduce its credit line months prior to the declaration of the distribution in order to extend the term of the facility from November 30 to December 31 and to reduce the fees payable by the Company, since the borrowing level under the asset based facility was already capped based on levels of inventory which would continue to be lower as a result of the pending expiration of the Kmart agreement.

The Current Board is the Best
Choice
■ The Footstar Board is dedicated to implementing the Company’s previously announced liquidation and dissolution and has the expertise and commitment necessary to execute the strategy.
■ Since Footstar’s emergence from bankruptcy, the Board has delivered exceptional value to shareholders as evidenced by the 120% increase in stock value (including distributions paid).
■ The Footstar Board has a proven track record of delivering value to shareholders through cash distributions and judicious management of the wind down process.
■ There is no benefit or reason to replace two key members of the Board at this critical time with inexperienced and unproven nominees.
Don’t jeopardize the Board’s winning track record
of delivering substantial value to shareholders.
Please VOTE for the Footstar nominees on the WHITE proxy card TODAY.